CONSULTING SERVICES CONTRACT WITH ALEC ROSSA

THIS AGREEMENT (The "Consulting Agreement") is made as of this 23rd day of June 2004.

Between:
Alec Rossa.
Unit B, 2200 Keating Cross Road
Sanich, B.C. Canada V8M 2A6
(Hereinafter referred to as "Rossa" or
"Consultant")

And:

NationsRx, Inc.
27 Oakmont Drive,
Rancho Mirage, Ca 92270
(Referred to herein as the "Company").

The Company agrees to engage the services of Rossa under the terms of this Agreement and Rossa agrees to perform said services in consideration of the payment to it of the sum of ten ($10.00) Dollars and other good and valuable consideration as set-fourth in the Agreement, as follows:

WHEREAS the Company is a public corporation organized under the laws of the State of Nevada; and

WHEREAS, Rossa is experienced in corporate consulting, especially the fields of product development, manufacturing and distribution and marketing strategies and

WHEREAS THE Company wishes to retain Rossa as its non-exclusive corporate consultant to assist the following Corporate matters:

WITNESSETH IT IS, THEREFORE AGREED that:

1. Services.

The Company shall retain Rossa to provide general corporate consulting services which may include, but not be limited to:

(a) Attend meetings of the Company's Board of Directors or related companies when requested by the company.

(b) Assistance in trying to resolve the problems with prior projects and personnel of the Company

(c) Consult with the Company concerning on-going strategic corporate planning and long term product acquisition policies, including any revision of the Company's business plan.

(d) Assistance in administration, which includes documentation.

(e) Assist the Company in obtaining technical and advisory assistance from other professionals where necessary or advisable, including, but not limited to attorneys and accountants and assist such persons.

(f) Such other related business on such matters as may be agreed between the Parties from time to time.

1.2 Personnel and Resources. Rossa shall agree to make available qualified personnel for the foregoing purposes and devote such business time and attention thereto as it shall

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determine is required.

1.3 Advisory Role. The Company understands that any and all suggestions, opinions or advice given to the Company by Rossa are advisory only and the ultimate responsibility, liability and decision regarding any action(s) taken or decisions made lies solely with the Company and not with Rossa.

2.0 Term. The term of this Consulting Agreement shall be for a period of one year from the date hereof (the "Term").

3.0 Compensation As compensation for entering into this Consulting Agreement and for services rendered over the Term, the Company agrees to

(a) pay Rossa and Rossa agrees to accept from the Company a "due diligence" retainer of 720,000 shares, in addition

(b) reimbursement of all expenses incurred by Rossa on behalf of the Company provided said expenses have been pre-approved:

4.0 Arbitration. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this Consulting Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the State of Nevada. The Parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the status of the arbitration (and of any action for injunctive or other equitable relief) within the State of Nevada. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards. The law applicable to the arbitration and this Consulting Agreement shall be that of the State of Nevada, Determined without regard to its provisions, which would otherwise apply to a question of conflict of laws.

5.0 The Company's representations and Warranties.

The Company hereby represents and warrants to Consultant that:

5.1 Authority. The individual executing and delivering this agreement on Company's behalf has been duly authorized to do so, the signature of such individual is binding upon Company, and Company is duly organized and subsisting under the laws of the jurisdiction in which it was organized to do so, the signature of such individual is binding upon Company, and Company is duly organized and subsisting under the laws of the jurisdiction in which it was organized.

5.2 Enforceability. The company has duly executed and delivered this agreement and (subject to its execution by Consultant) it constitutes a valid and binding agreement of the Company enforceable in accordance with its terms against Company, except as such enforceability may be limited by principles of public policy, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

5.3 All of the Company's outstanding Shares of Common Stock have been duly and validly issued and are fully paid, non-assessable and not subject to any preemptive or similar rights; and the Shares have been duly authorized and, when issued and delivered to Consultant as payment for services rendered as provided by this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such Shares will not be subject to any preemptive or similar rights.

6.0 Miscellaneous

6.1 Assignment. This agreement is not transferable or assignable.

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6.2 Execution and Delivery of Agreement. Each of the parties shall be entitled to rely on delivery by fax transmission of an executed copy of this Agreement by the other party. And acceptance of such fax copies shall create a valid and binding agreement between the parties.

6.3 Titles. The titles of the sections and subsections of this agreement are for the convenience of reference only and are not to be considered in construing this Agreement.

6.4 Servability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect or limit the effectiveness of such agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above mentioned.

AGREED AND ACCEPTED                                                                           AGREED AND ACCEPTED
NationsRx, Inc.                                                                                                 Alec Rossa

By:/s/ Frank Mashburn                                                                                      By: /s/ Alec Rossa
_________________                                                                                       ____________________
Frank Mashburn, President                                                                               Alec Rossa

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